UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement

See disclosure in Item 2.03 below, which is incorporated herein by reference.

Item 2.03:	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 31, 2006, Cybex International, Inc. (“Cybex”) entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with GMAC Commercial Finance LLC (“GMAC”). The Amended Credit Agreement amends the Amended and Restated Credit Agreement with GMAC dated February 1, 2005 (the “Original Agreement”) by creating a new $5 million credit line availability. Subject to the terms and conditions of the Amended Credit Agreement, Cybex may, from time-to-time during the period from the date of the Amended Credit Agreement to December 15, 2006, borrow pursuant to this credit line up to $5 million to finance equipment and machinery. Such advances will have the same maturity date (August 1, 2009) and be secured by the same collateral (Cybex’s real estate, fixtures and equipment) as the existing term loans under the Original Agreement, and will bear interest at LIBOR plus 3.25% or the prime rate plus 1%. Each advance under the new credit line will be retired by equal monthly installments of principal, with any remaining unpaid principal due and payable on the maturity date. All other terms of the Original Agreement remain materially the same.

Item 9.01:	Financial Statements and Exhibits

(D)	Exhibits

Exhibit 10.1	Second Amended and Restated Credit Agreement dated January 31, 2006 with GMAC Commercial Finance LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2006

CYBEX INTERNATIONAL, INC (Registrant)

By:	/s/ JOHN AGLIALORO
Name:	John Aglialoro
Title:	Chief Executive Officer